Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel MEDICAL ACTION INDUSTRIES INC. (631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD REVENUES

AND RECORD EARNINGS FOR THE THREE AND SIX MONTHS ENDED

SEPTEMBER 30, 2005

SECOND QUARTER NET INCOME RISES 11% ON 7% REVENUE INCREASE

HAUPPAUGE, N.Y., October 27, 2005 – Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported the highest quarterly revenue and net income in its history for the three and six months ended September 30, 2005.

Net sales for the second quarter reached a record $37,595,000, an increase of $2,449,000 or 7%, over the $35,146,000 in net sales reported for the three months ended September 30, 2004. Income before income taxes improved to a record $4,728,000 in the second quarter as compared to $4,247,000 in the comparable period in fiscal 2005. Net income for the period increased 11% to a record $2,964,000 or $.28 per basic share ($.28 per diluted share), compared with $2,661,000 or $.26 per basic share ($.26 per diluted share), reported for the comparable quarter in fiscal 2005.

Net sales for the six months ended September 30, 2005 totaled a record $73,571,000, an increase of $5,104,000 or 7%, over the $68,467,000 in net sales reported for the six months ended September 30, 2004. Income before income taxes reached a record $8,660,000 for the six months ended September 30, 2005 as compared to $8,185,000 in the comparable period in fiscal 2005. Net income for the six months ended September 30, 2005 increased 6% to a record $5,449,000 or $.53 per basic share ($.52 per diluted share), compared with $5,130,000 or $.50 per basic share ($.49 per diluted share), reported for the comparable six months in fiscal 2005.

“Our record operating results are extremely satisfying given the continued pressure on gross margins from increased raw material and energy costs which have affected each of the Company’s products and operations. We anticipate that the increased costs will continue for the balance of the fiscal year. Our record operating results reflect growth from our line of minor procedure kits and trays, containment systems for medical waste and operating room towels. Since year-end our working capital position has increased by approximately $7,569,000, including $6,275,000 of cash. This financial strength gives us the ability to pursue additional acquisition opportunities,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2006 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2006, Medical Action anticipates reporting record net income for the ninth consecutive year and record revenue for the eleventh consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on October 27, 2005. You may participate in the conference call by calling 1-888-889-5345 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST) on October 27, 2005.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers and long-term care facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets we compete in. Our products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ National Market System under the symbol MDCI and is included in the Russell 2000 Index.

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	9/30/05	9/30/04	9/30/05	9/30/04
Statements of Operations:
Net sales	$37,595	$35,146	$73,571	$68,467
Cost of sales	27,778	26,126	54,764	50,657

Gross profit	9,817	9,020	18,807	17,810
Selling, general and administrative expenses	5,097	4,697	10,129	9,440
Interest (income) expense, net	(8)	76	18	185

Income before income taxes	4,728	4,247	8,660	8,185
Income tax expense	1,764	1,586	3,211	3,055

Net income	$2,964	$2,661	$5,449	$5,130

Net income per share basic:	.28	.26	.53	.50
Net income per share diluted:	.28	.26	.52	.49

Balance Sheets as of September 30, 2005 and

March 31, 2005 (dollars in thousands)

	September 30, 2005	March 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash	$6,824	$549
Receivables, net	12,867	11,486
Inventories, net	18,013	19,095
Prepaid expenses and other assets	1,389	1,470

Total Current Assets	39,093	32,600

Property and equipment, net	12,563	12,946
Goodwill	37,085	37,085
Trademarks	666	666
Other intangible assets, net	1,810	1,944
Other assets	936	639

Total Assets	$92,153	$85,880

Liabilities and Shareholders’ Equity
Accounts payable	$5,093	$5,817
Accrued expenses	3,385	3,737
Deferred income taxes	4,095	4,095
Total debt	2,980	3,160
Shareholders’ equity	76,600	69,071

Total Liabilities and Shareholders’ Equity	$92,153	$85,880

Key Financial Statistics

Current ratio	4.4	3.3
Debt to equity ratio	0.04	0.05
Book value per share	$7.33	$6.71

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